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Exhibit 23

Consent of Independent Registered Public Accounting Firm

Trustees
Countrywide Financial Corporation
    401(k) Savings and Investment Plan:

        We consent to the incorporation by reference in the Registration Statements (Nos. 333-149865, 333-142887 and 333-73089) on Form S-8 of Countrywide Financial Corporation, of our report dated June 27, 2008, with respect to the statements of net assets available for benefits of the Countrywide Financial Corporation 401(k) Savings and Investment Plan as of December 31, 2007 and 2006, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule, which report appears in the December 31, 2007 annual report on Form 11-K of the Countrywide Financial Corporation 401(k) Savings and Investment Plan.

Los Angeles, California
June 27, 2008

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  Exhibit 23
Consent of Independent Registered Public Accounting Firm